EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 8, 2007, included in the Proxy Statement of Point Therapeutics, Inc. that is made a part of the Registration Statement (Form S-4 No. 333-147609) and Prospectus of Point Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 13, 2007